UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               SCHEDULE 13D /A

                Under the Securities Exchange Act of 1934
                           (Amendment No. 1)

                  SPIROS DEVELOPMENT CORPORATION II, INC.
              ------------------------------------------------
                             (Name of Issuer)

              Callable Common Stock, par value $.001 per share
               (Formerly traded as part of Spiros Development
                       Corporation II, Inc. Units)
              ------------------------------------------------
                       Title of Class of Securities)

                                848936100
              ------------------------------------------------
                              (CUSIP Number)

                               Jon L. Mosle
                           HBK Investments L.P.
                      300 Crescent Court, Suite 700
                           Dallas, Texas  75201
                              (214) 758-6107
              ------------------------------------------------
               (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                              August 31, 2000
              -------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(e), 240.13-1(f) or 240.13d-1(g),
check the following box:                                   [     ]

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


                        (continued on following pages)
                              Page 1 of 4 pages

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the "Notes").

                                    13D

CUSIP No.	848936100
-----------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HBK Investments L.P.
-----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                             (a)  [    ]
                                             (b)  [    ]
-----------------------------------------------------------------------------
(3)  SEC USE ONLY


-----------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*
     NA
-----------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(e)                            [       ]
-----------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
                              (7)  SOLE VOTING POWER
NUMBER OF                          0
SHARES
BENEFICIALLY                  (8)  SHARED VOTING POWER
OWNED BY                           0
EACH
REPORTING                     (9)  SOLE DISPOSITIVE POWER
PERSON WITH                        0

                             (10)  SHARED DISPOSITIVE POWER
                                   0
-----------------------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
-----------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 [     ]
-----------------------------------------------------------------------------
(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
-----------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON*
      PN
-----------------------------------------------------------------------------
                     SEE INSTRUCTIONS BEFORE FILLING OUT!
                            Page 2 of 4 Pages

Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amends its schedule 13D statement dated February 16, 2000 (the "Schedule 13D") relating to the shares of common stock of Spiros Development Corporation II, Inc. (the "Issuer"). Unless otherwise indicated,all defined terms used herein shall have the same meanings as those set forth in the Schedule 13D.

Item 5.     Interest in Securities of the Issuer

     (a), (b) On the date hereof, HBK Investments L.P. no longer owns any Shares of Issuer.

                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  September 12, 2000

                                      HBK INVESTMENTS L.P.


                                      By:  /s/ Kevin O'Neal
                                           Authorized Signatory